Exhibit 99.1

CONFIDENTIAL DRAFT

TELETECH APPOINTS NEW CHIEF FINANCIAL OFFICER

Regina Paolillo to Assume CFO Role to Succeed Interim CFO John Troka

ENGLEWOOD, Colo., October 27, 2011 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest global providers of strategic and technology-enabled business process outsourcing solutions that accelerate commerce and lifetime customer value, today named Regina Paolillo as its new chief financial officer (CFO), chief administrative officer and executive vice president.

She will join the company in November and will succeed John Troka, interim chief financial officer, as TeleTech’s principal financial officer. Ms. Paolillo will be a key member of TeleTech’s executive team and will play a critical role in executing various strategic initiatives including merger and acquisition activities.  Ms. Paolillo will report to TeleTech’s chairman and chief executive officer, Ken Tuchman.

Prior to joining TeleTech, Ms. Paolillo was employed by the TriZetto Group, Inc., a privately held company providing technology-enabled solutions to the healthcare industry. Most recently, she served as the Executive Vice President for Enterprise Services and CFO.  Prior to joining TriZetto, Ms. Paolillo served as Senior Vice President, Operations Group for General Atlantic, a leading global growth equity firm, where she led the operations group in supporting several of the firm’s investments.  Ms. Paolillo also served as the EVP of Revenue Cycle and Mortgage Services for the Creditek subsidiary of Genpact (NYSE: G), a global business process and technology management company.  Prior to Creditek’s acquisition by Genpact, Ms Paolillo served as Creditek’s Chief Executive Officer.  Ms Paolillo was also the CFO and Executive Vice President for Corporate Services for Gartner, Inc. (NYSE: IT), an information technology research and advisory company.  Ms. Paolillo is a Certified Public Accountant.

“We are extremely pleased to welcome Regina to TeleTech’s management team. She has previously served in numerous leadership roles, including CEO and COO, and brings extensive expertise in both mergers and acquisitions and in driving strategic and operational business transformation,” said Tuchman. “With TeleTech’s heightened focus on diversifying revenue into greater technology-based services. Regina clearly has the right combination of both industry and private equity experience to enable TeleTech to achieve these goals and to deliver increased shareholder value,” added Tuchman.

Mr. Troka, who joined TeleTech in January 2002 and who was named interim chief financial officer in August 2006, will remain with TeleTech to assist Ms. Paolillo.

“As our interim chief financial officer, John built an exceptional foundation of skilled personnel and financial controls that will enable Regina to focus on executing against our strategic vision and longer-term business objectives” said Tuchman.  “On behalf of the Board, and personally, I would like to thank John for his hard work and dedication while serving as our interim chief financial officer,” added Tuchman.

Investor Contact Karen Breen 303.397.8592	Media Contact Jeanne Blatt 303.397.8507

TeleTech made no other organizational or reporting structure changes in conjunction with this announcement.

ABOUT TELETECH

For nearly 30 years, TeleTech and its subsidiaries have helped the world’s largest companies achieve their most ambitious goals.  As the go-to partner for the Global 1000, the TeleTech group of companies delivers technology-based solutions that maximize revenue, transform customer experiences and optimize business processes.  From strategic consulting to operational execution, TeleTech’s approximately 44,000 employees drive success for clients in the communications and media, financial services, government, healthcare, technology, transportation and retail industries. The TeleTech family of companies deliver award-winning integrated solutions in support of professional services, revenue generation, customer innovation, enterprise innovation, hosted technology and learning innovation. For additional information, please visit www.teletech.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on TeleTech’s current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: achieving estimated revenue from new, renewed and expanded client business as volumes may not materialize as forecasted, especially due to the global economic slowdown; achieving profit improvement in our International BPO operations; the ability to close and ramp new business opportunities that are currently being pursued or that are in the final stages with existing and/or potential clients; our ability to execute our growth plans, including the successful integration of acquired companies and the sales of new products; the possibility of lower revenue or price pressure from our clients experiencing a business downturn or merger in their business; greater than anticipated competition in the BPO services market, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing client relationships, particularly large client agreements, or early termination of a client agreement; the risk of losing clients due to consolidation in the industries we serve; the risk of integrating strategic acquisitions; consumers’ concerns or adverse publicity regarding our clients’ products; our ability to find cost-effective locations, obtain favorable lease terms and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather, fires, pandemic, or terrorist-related events; risks associated with attracting and retaining cost-effective labor at our delivery centers; the possibility of asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; economic or political changes affecting the countries in which we operate; changes in accounting policies and practices promulgated by standard setting bodies; and new legislation or government regulation that adversely impacts our tax obligations, health care costs or the BPO and customer management industry. A detailed discussion of these and other risk factors that could affect our results is included in TeleTech’s SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2010.  The Company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which is located at www.teletech.com.  All information in this release is as of October 27, 2011. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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